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                                    Exhibit 10.59


                                 CONSULTING AGREEMENT


    THIS CONSULTING AGREEMENT ("Agreement") is made and entered into this ______ day of December, 1995 by and between Casino Resource Corporation, a Minnesota corporation with its principal offices at 1719 Beach Boulevard, Suite 306, Biloxi, Mississippi, 39531 ("CRC" or the "Company") and Monarch Casinos, Inc., an Iowa corporation with its principal offices at 8450 Hickman Road, Suite 14A, Des Moines, Iowa, 50325 ("Monarch"), and acknowledged and agreed to by Willard E. Smith ("Consultant"), an individual residing at 303 LaSalle Court, Ocean Springs, Mississippi, 39564.


                                      BACKGROUND

    Monarch is engaged in the business of the identification and development of commercial gaming activities.

    The Company is engaged in the business of operating and developing commercial gaming and related hotel and entertainment activities.

    The Company and Monarch entered into a Memorandum of Understanding dated January 18, 1995 (the "January 18 Agreement"), subsequently amended by a letter agreement dated May 3, 1995 and by an Amendment and Modification Agreement entered into on even date herewith (collectively, the "CRC-Monarch Agreement"), pursuant to which, among other things, the Company acquired the right to develop certain gaming activities.

    The Company is currently finalizing a Technical Assistance and Development Agreement with Harrah's or an affiliate of Harrah's for the Company and Harrah's to jointly pursue one such gaming opportunity (the "Potawatomi Project") (the "CRC-Harrah's Agreement"). In connection with the development of the Potawatomi Project, Harrah's has entered into or intends to enter into certain "Casino Agreements" (as defined in the CRC-Harrah's Agreement) with the Pokagon Band of Potawatomi Indians (the "Pokagons"). The Company has previously delivered to Monarch a current draft dated November 16,1995 of the CRC-Harrah's Agreement.

    From the date of the January 18 Agreement, Monarch has provided certain consulting services to the Company relating to analyzing potential gaming ventures. The Company and Monarch have determined that it is in their mutual best interests to continue that relationship, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the above premises, and the mutual covenants, agreements and representations herein made, and for other good

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and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CRC and Monarch, intending to be legally bound, hereby agree as follows:

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    1.   ENGAGEMENT; CONSULTANT.

         (a) CRC hereby engages Monarch as a consultant of CRC and Monarch hereby accepts such engagement, upon the terms and conditions hereinafter set forth.

         (b) The Company and Monarch agree that the Consulting Services (as hereafter defined) to be provided hereunder by Monarch shall be rendered by Monarch's employee, Willard E. Smith ("Consultant").

    2. TERM This agreement shall be deemed effective as of January 18, 1995, and shall continue until the termination of the CRC-Harrah's Agreement (including any extensions thereof), unless sooner terminated under Paragraph 12.

1.       SERVICES.

         (a) During the term of this Agreement, Monarch shall cause Consultant to render to the Company such services of an advisory nature as the Company reasonably and in good faith may request from time to time so that the Company may have the benefit of Consultant's knowledge, expertise, skills and experience in the gaming industry (subject to the limitation described in (d) below, the "Consulting Services").

         (b) Monarch shall cause Consultant to be available for advice and counsel to the officers of the Company and other employees designated by the Company by telephone, letter, facsimile, or in person, as may be required by the Company. Consultant shall consider all directions and instructions given by the Company, but consultant shall independently determine the time and manner of the performance of his responsibilities and duties hereunder. All communications made by the Consultant concerning the Consulting Services shall be made to the Chairman of the company, or to the employee or officer of the Company deemed appropriate by the Consultant in dealing with the matter involved.

         (c) The Consulting Services shall include but not be limited to site selection, acquisition and planning, permitting and licensing, local, state and federal government affairs, tribal affairs, feasibility, design and construction, design and construction budgeting, capital and operating budgeting, and marketing, planning and analysis.

         (d) Notwithstanding the above, the Consulting Services to be provided hereunder shall relate only to the Potawatomi Project and the next two succeeding Indian gaming projects brought to the Company by Monarch under the CRC-Monarch Agreement, and which the Company, in its sole discretion, agrees to pursue (the Potawatomi Project, together with such two additional projects, the "Initial Projects").

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         (e)  The Company recognizes the consultant shall not devote his full business time to the Consulting Services and that the Consultant may continue to participate in his business interests, other consulting services, and those of Monarch, other than as may be prohibited by or contrary to this Agreement or the CRC-Monarch Agreement (including any future amendments thereto).

         (f) The Company and Monarch may, in their respective sole discretion, agree to enter into additional consulting agreements in connection with projects other than the Initial Projects (such other projects, "Additional Projects"), on terms and conditions upon which the Company and Monarch may mutually agree.

    4. COMPENSATION. As full compensation for all services rendered hereunder, the Company agrees to pay Monarch as follows:

         (a)  $3,000, upon execution of this Agreement.

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         (b)  $6,000 per month from January 1995, through the end of the month in which all "Casino Agreements" with respect to the Potawatomi Project are executed and delivered (the "Execution Date").

         (c) $9,000 per month beginning the next month immediately following the month in which the Execution Date occurs, until the end of the month in which the Company receives its first full "Management Fee" under the CRC-Harrah's Agreement (the "Commencement Date").

         (d) $14,750 per month from the Commencement Date until the Termination Date (as defined below).

         (e) The Company shall also loan to Monarch the amount of $250,000, upon and subject to the receipt by the Company of a one-time payment in such amount from Harrah's under the CRC-Harrah's Agreement (the "Loan"). The Loan shall be advanced only if; and when within ten (10) days after, the receipt by the Company of the one-time $250,000 payment from Harrah's under the CRC-Harrah's Agreement. The Loan shall accrue interest at the rate of 7% and shall be due on demand at any time after three years and six months from the execution date of this Agreement; provided however, the Loan shall be deemed fully paid (including accrued interest) upon the second anniversary of the opening of the first casino related to the Potawatomi Project.

    5.   REIMBURSEMENT OF EXPENSES: CERTAIN BENEFITS.

         (a) The Company shall reimburse Monarch or Consultant for all reasonable and necessary expenses incurred by Consultant in connection with his provision of consulting services hereunder; provided, (i) that such expenses were either approved in advance by the Company (if such expenses were in excess of $1,000 or related to business travel), or such expenses were incurred and submitted for reimbursement in accordance with the expense reimbursement policy of the Company then in effect, including if required, the submission of vouchers, receipts or other records in support of the amount and nature of such expenses, and further provided (ii) that such expenses were in an amount and of a nature to permit the Company to include such reimbursement as a permissible expense in accordance with Internal Revenue Code of 1986, as amended, and Internal Revenue Service guidelines.

         (b) Provided that the Company's insurance carriers permit non-employees of the Company such as Consultant to participate in the group insurance benefits provided by the Company to its employees and further provided that any such participation shall not increase the cost to the Company (or its employees) of providing such benefits to its employees, the Company shall permit Consultant to participate in such group insurance benefits as Consultant shall choose, and the Company shall pay one-half of the costs for such benefits, with the Consultant paying the remaining one-half.

         (c) Notwithstanding (a) above, Monarch (and not the company) shall pay all costs associated with Consultant's moving expenses to Mississippi

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if consultant in his sole discretion determines to provide the Consulting
Services from Mississippi. If the provision of the Consulting Services require relocation by Consultant (other than to Mississippi) as determined by Consultant in his sole discretion and agreed to by the Company, the Company shall pay for such expenses as provided in (a) above. If Consultant does move to Mississippi, the Company agrees to rent to the Consultant the Company's LaSalle Street Residence in Ocean Springs, Mississippi, for a period of up to ten months from the date of execution of this Agreement for a rental of $500 per month, plus utilities and minor repairs which together shall not exceed an additional $200 per month. If Consultant in his sole discretion determines to maintain a residence in Mississippi, at the request of Consultant, the Company shall use its best efforts to assist Consultant in obtaining mortgage financing for a permanent residence in Mississippi, provided this shall not obligate the Company to provide any financial assistance or guaranty to Consultant or any company which may finance Consultant's mortgage.

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    6.   INDEPENDENT CONTRACTOR.  Monarch's and Consultant's relationship to the Company under this Agreement is one of an independent contractor only and nothing herein shall be deemed to make Monarch or Consultant an employee, partner, co-venturer or other ownership participant in the business or activities of the Company. Furthermore, it is understood that the Company shall not withhold any amount from the compensation payable to Monarch or Consultant but shall file a form 1099 with the Internal Revenue Service of the United States of America if required to indicate all compensation paid to Consultant.

    7. CONFIDENTIAL INFORMATION. In the course of consulting for Company, Company may provide Consultant with certain financial and other information concerning its business. Consultant acknowledges that such information, whether furnished before or after the date of this Agreement, whether written or oral, together with any analysis, compilations, studies or other documents prepared by Company or its agents, representatives, or employees regarding such information, is the sole property of and is confidential to Company (hereinafter referred to as "Confidential Information"). As used in this paragraph 7, the term Consultant shall include Monarch.

    8. LIMITATION ON SOLICITATION BY CONSULTANT. Consultant agrees that, except in good faith compliance with his duties hereunder as requested by the Company, Consultant shall not, without the prior written approval of the Chairman of the Company.

         (a) Solicit additional information regarding the Company or its business from or otherwise contact any employees, agents, or representatives of Company;

         (b) Contact any customers, visitors, funding sources or employees of Company or any governmental agencies, as they concern Company, or any of their respective representatives, regarding the business of Company, the existence of this Agreement or the subject matter hereof; or

         (c) During the term of and for a period of three (3) years following the execution date of this Agreement, solicit for employment or employ or otherwise contract for the services of any person who is now employed by Company in an executive or supervisory position.

As used in this Paragraph 8, the term Consultant shall include Monarch.

    9. NONDISCLOSURE. Consultant agrees to hold the Confidential Information in strictest confidence and to use the Confidential Information only for purposes of rendering his services to Company as set forth in Paragraph 3 above. Without limiting the generality of the foregoing, Consultant agrees as follows:

         (a) Consultant will not, without the prior written consent of the Chairman of the Company, disclose the Confidential Information to any person, firm or corporation;

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         (b)  Consultant shall obligate all persons who receive, directly or indirectly, any Confidential Information Thorn Consultant to abide by the terms and conditions of this Agreement as if they were parties hereto;

         (c) Consultant shall, at Company's request, return to Company or destroy all copies of documents within Consultant's possession or control containing any of the Confidential Information; and

         (d) Consultant will not use any of the Confidential Information for any commercial purposes or for any purpose which might be competitively disadvantageous to Company.

As used in this Paragraph 9, the term consultant shall include Monarch.

    10. EXCEPTIONS TO NONDISCLOSURE. The nondisclosure obligations of Consultant set forth under Paragraph 9 of this Agreement shall not be deemed to restrict the use and/or disclosure by Consultant or Monarch of any Confidential Information which:
         (a) Is or becomes publicly known or within the public domain without the breach of this Agreement by consultant or Monarch or persons permitted to receive such information pursuant to Paragraph 9 above; or

         (b) Is disclosed to Consultant by a third person who is not under an obligation of confidence to Company.

    11.  NON-COMPETITION; RIGHT OF FIRST REFUSAL.

         (a) Consultant shall not, during the term of this Agreement, unless acting with the prior written consent of the Board of Directors of the Company, directly or indirectly:

              (i) Own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of; or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in any business engaged in by Company or any of its affiliates in all those geographic areas in which Company or any of its affiliates does business or has indicated an interest to do business; or

              (ii) Use or permit his name to be used in connection with, any business or enterprise engaged in the business engaged in by Company or any of its affiliates in all those geographic areas in which Company or any of its affiliates does business or has indicated an interest to do business; or

              (iii)     Use the name of Company or any name similar thereto.

         (b) In no event shall the covenant not to compete described in this Paragraph 11 apply to Consultant's activities with or on behalf of Monarch, provided that such activities are consistent with the CRC-Monarch Agreement

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and any subsequent amendments thereto, including but not limited to the
Company's right of first refusal on subsequent Monarch gaming ventures, as set forth in the CRC-Monarch Agreement.

         (c) The Company shall have a right of first refusal to participate in any gaming, entertainment or hotel venture which the Consultant or Monarch may develop or have the right to participate in during the term of this Agreement. The Company shall exercise its right of first refusal promptly after it has received sufficient information to competently assess the opportunity.

    12.  TERMINATION.  This Agreement shall terminate upon the earlier of:

         (a) sixty days from the execution date of this Agreement if the "Casino Agreements" between Harrah's and the Pokagons are not each executed by such date;

         (b) two years after the date of execution of the "Casino Agreements" between Harrah's and the Pokagons if the first casino is not opened for business or under construction within such period;

         (c)  expiration of the term set forth in Paragraph 2 above;

         (d) mutual agreement of CRC and Monarch, on such terms as Monarch and the Company may agree;

         (e) this agreement will continue upon the death of Monarch's assign, Willard B. Smith, the same as if the Consultant were living, only payments shall enure to the estate of the Consultant.

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         (f)  notice by the Company of termination "for cause", which shall consist only of: (i) theft, dishonesty, fraudulent misconduct, gross dereliction of duty or other grave misconduct by Consultant or Monarch, which conduct is injurious to the Company; (ii) repeated, demonstrated failure to perform material duties in a competent and efficient manner; (iii) failure to perform material duties in a competent and efficient manner in any instance if such failure is not cured within thirty (30) days after written notice by Company, or if such cure is not initiated within thirty (30) days of such notice and continually maintained until cured if such failure cannot be remedied within thirty days; (iv) material breach of this Agreement by Monarch or consultant, or of the CRC-Monarch Agreement by Monarch; or (v) if the Consultant or Monarch is required by applicable law, regulation or requirement to be licensed, permitted or determined suitable (in any case "Qualified") pursuant to any tribal, local, state or federal law or regulation, or by any partner or venturer in an Initial Project or related agreement with the Company, and Consultant or Monarch is deemed for any reason to be other than fully Qualified. Consultant may be terminated, but the fees due consultant shall remain in full force and effect so long as CRC or its assigns are receiving funds from the Pokagon contract;

         (g) upon receipt by the Company of written notice from consultant or Monarch of Consultant's or Monarch's voluntary termination of this Agreement.

    Upon termination of this Agreement as provided above (the "Termination Date"), the Company shall pay to Monarch any amounts due hereunder up to such Termination Date, and shall reimburse Consultant for his expenses up to such Termination Date in accordance with Paragraph 5.

    13.  EQUITABLE RELIEF; SURVIVAL.

         (a) Monarch and the Consultant acknowledge that the restrictions contained in paragraphs 7, 8, 9, 10 and 11 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provisions of those Paragraphs will result in irreparable injury to the Company. Monarch and Consultant also acknowledge that the Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Consultant and Monarch further irrevocably submits to the jurisdiction of any Mississippi court or Federal court sitting in the Southern District of Mississippi over any suit, action or proceeding arising out of or relating to paragraphs 7, 8, 9,10 or 11. Monarch and the Consultant each hereby waives, to the fullest extent permitted by law, any objection that he or it may now or hereafter have to such jurisdiction or to the venue of any such suit action or proceeding brought in such a court and any claim that such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in any inconvenient forum. Effective service of process may be made upon the Consultant and Monarch by mail under the notice provisions contained in paragraph 15 hereof

         (b) The provisions of paragraphs 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

    14. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

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    15.  ENFORCEABILITY.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision has been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case maybe.

    16. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth in the first paragraph of this Agreement. Any party hereto may also give notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but such notice, request, demand, claim, or other communication shall be deemed to have been duly given only if it is actually received (or if receipt is refused) by the party for whom it is intended. Any party hereto may change

    17. CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and is instead of all other prior or contemporaneous, written or oral, arrangements regarding the same subject matter between the Consultant or Monarch and the Company. This Agreement cannot be changed, modified or terminated except upon written amendment duly executed by the parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, including any successor to the business of the Company (whether by merger, consolidation, sale of stock or assets or otherwise) or of any or all of the Company's interest in any of the Initial Projects; except that the duties and responsibilities of the Consultant hereunder are of a personal nature and shall not be assignable in whole or in part by the Consultant. This Agreement is not, however, intended to restrict, limit or otherwise change or modify the rights of any party which are governed by the CRC-Monarch Agreement.

    18. INDEMNIFICATION. Each of Monarch and Consultant agree to jointly and severally indemnify and hold Company and its affiliates, control persons, directors, officers, employees and agents harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute caused by an action of Consultant or Monarch. This indemnity shall also include Company's reasonable attorney's and accountant's fees and out-of-pocket expenses incurred in defending any such action or threatened action.

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    19.  APPLICABLE LAW.  This Agreement shall be interpreted and construed under the internal laws of the State of Mississippi without regard to the conflict of laws provision of any state.

    20. HEADINGS. The various headings used in this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of this Agreement or any provision hereof .

    21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together will constitute but one agreement.

    22. COSTS AND EXPENSES. Each party shall bear their own respective costs and expenses in connection with this Agreement, including any costs or expenses as to the enforcement of any provision hereof.

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    23.  ARBITRATION.  Any dispute between the company and Monarch or the
Consultant under this Agreement, other than a dispute relating to paragraphs 7, 8, 9 10 or 11, will be submitted to arbitration in Mississippi and such arbitration will be commenced, conducted and concluded in accordance with the rules, and under the auspices, of the American Arbitration Association then in effect. The arbitration panel shall consist of three arbitrators: one selected by company, one by Monarch, and the third pursuant to the rules of the Association. All fees and expenses of the arbitration will be borne equally by Monarch and the Company. The decision of the arbitrators will be final and binding and both parties hereby forever waive and renounce any right either party may have to seek review of such decision in any tribunal.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                  CASINO RESOURCE CORPORATION


By:_________________________________
                                             John J. Pilger, Chief Executive
 Officer


                                  MONARCH CASINOS, INC.


By:____________________________________
                                              Kent A. Williams,  Chief
 Executive Officer


The undersigned hereby acknowledges, agrees and accepts the terms of this Agreement to the extent such terms relate to the undersigned, including as to paragraphs 7, 8, 9, 10 and 11.

Executed and delivered this _____ day of December, 1995.


_______________________________________________
Willard E. Smith, individually, and as a shareholder of Monarch